TRICO MARINE SERVICES, INC.

Press Release
For immediate release
                               Contact:   Victor M. Perez
                                          (713) 780-9926


         TRICO MARINE TO ACQUIRE SUPPLY VESSEL FLEET


Houston,  Texas, October 3, 1996 - Trico Marine Services,
Inc. (NASDAQ:   TMAR) announced today that it had entered
into a definitive agreement to acquire seven supply vessels and related assets from Kim Susan, Inc. and its affiliates for $32 million in cash.

The vessels include  three  190 to 195-foot, three 180 to
185-foot, and one 170-foot supply boats, all of which are
currently   working   in  the  Gulf   of   Mexico.    The
acquisition, which is expected  to  be  completed  in mid
October, will be financed with borrowings under the Company's credit facility.

Upon completion of the acquisition, Trico's supply vessel
fleet  will  total  31,  including  three  supply vessels
purchased  from  subsidiaries  of OMI Corp. on  September
30th.   The  Company's fleet of marine  support  vessels,
which consists of supply vessels, crew boats, lift boats and line handling vessels, will then total 62, up from 39 at the beginning of 1996.

Commenting on the  acquisition, Tom Fairley, chairman and
chief  executive  officer,   said:   "These  acquisitions
reflect   our   strategy   of   participating    in   the
consolidation of the industry and further strengthens our company's ability to serve the growing Gulf of Mexico market."

Trico  Marine provides a broad range  of  marine  support
services  to  the  oil and gas industry, primarily in the
Gulf of Mexico and Brazil.   The services provided by the
Company's diversified fleet of vessels include the marine
transportation of drilling materials, supplies and crews,
and   support   for   the   construction,   installation,
maintenance  and removal of offshore  facilities.   Trico
has principal offices in Houma, Louisiana, and Houston, Texas.